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                                                                    EXHIBIT 99.3

Celerity Systems and FutureTrak Announce Letter of Intent to Merge

KNOXVILLE, Tenn./POMPANO BEACH, FLA.-April 27, 1999-Celerity Systems, Inc., (NASDAQ:CLRT) and FutureTrak International, Inc. (NASD OTC BB:FTRK) today announced that they have executed a Letter of Intent to merge the two companies into a combined entity as soon as practicable, subject to shareholder approval. The new entity will continue to have operations in Knoxville, Tennessee and Pompano Beach, Florida, and will continue to remain in the businesses in which they are now engaged.

Celerity Systems, Inc. manufactures interactive video services and high speed Internet hardware and software, including Digital Video Servers and Digital Set Top Boxes. FutureTrak International, Inc. is engaged in delivering Integrated Entertainment/Information Products and Services such as DIRECTV, real time stock quote, weather information, high speed Internet, and other content to multi housing units. FutureTrak also delivers services and contents using Space Scanner Satellite positioning systems manufactured by Lockheed Martin - Ocala Operations. There units are currently marketed to the mobile industry (i.e. yachts, boats and recreational vehicles).

"We are very pleased at the opportunity to combine the activities of Celerity and Future Trak," said Ken Van Meter, Chairman, President and CEO of Celerity Systems. "We believe that there is excellent synergy between the two companies, and that these products are complementary, particularly in marketplaces such as multi housing units (MHU). We also believe that there is great chemistry between the management of the two companies, and we share a common vision for the digital future."

"We are equally enthusiastic about merging with Celerity," said Dr. Ahmad Moradi, CEO of FutureTrak International, Inc. "We believe that the technologies of the two companies, along with our aggressive efforts to deploy these systems in a variety of markets, have the potential to achieve significant rewards for our shareholders long term, as well as a stronger presence in the marketplace."

"The mergers of both companies pools our resources and talents, and the resulting Company is in a great position to offer equipment, hardware, software, and satellite solutions to the multi housing units, mobile, and direct broadcast satellite (DBS) markets. This combination should position the Company to achieve improved growth in media information delivery systems revenue and Internet related services," said Steve Remondini, President and Chairman of FutureTrak International, Inc. For more information about FutureTrak contact Stefanie Haden, Investor Relations at (954) 971- 2244, fax (954) 971-2228 or visit the FutureTrak web site at http://www.futuretrak.com.

For more information about Celerity Systems, contact Margaret Anderson, Director of Marketing, at (423) 539-3513, fax (423) 539-3502, or visit the Celerity web sit at http://www.celerity.com.
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This press release contains forward-looking statements. Such statements involve various risks that may cause actual results to differ materially from those expressed in such forward looking statements. These risks and uncertainties include, but are not limited to: market demand for Celerity's products, successful implementation of Celerity's products, competitive factors, the ability to manage Celerity's growth and the ability to recruit additional personnel and other risks detailed from time to time in Celerity's filings with the Securities and Exchange Commission, including but not limited to, those described under the caption "Description of Business - Risk Factors" in Celerity's Annual Report on Form 10-K for the fiscal year ended December 31, 1998.